CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Counsel and Independent Registered Public Accounting Firm” in the Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 of the DIVIDEND FUND inc. by Gabelli as filed with the Securities and Exchange Commission on or about May 9, 2012.

/s/ Paul Hastings LLP

PAUL HASTINGS LLP

New York, New York

May 9, 2012